Exhibit 99.1

BOYD GAMING ANNOUNCES SHARE REPURCHASE PROGRAM

LAS VEGAS, NV — NOVEMBER 11, 2002 — Boyd Gaming Corporation (NYSE: BYD) today announced that its Board of Directors has authorized the repurchase of up to 2,000,000 shares of the Company’s common stock. Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or negotiated transactions. No date was established for the completion of the share repurchase program.

William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming, said, “The adoption of the stock repurchase program reflects our continued confidence in the Company’s long-term prospects and opportunities. While we intend to continue to apply much of our free cash flow to reducing debt to further strengthen our balance sheet, this program reflects and confirms our continuing commitment to maximize shareholder value.”

The Company is not obligated to purchase any shares. Subject to applicable corporate securities laws, repurchases may be made at such times and in such amounts as the Company’s management deems appropriate. Purchases under the program can be discontinued at any time management feels additional purchases are not warranted. The Company will finance the repurchases with funds from its operations.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s anticipated share repurchases and the application of free cash flow to reducing debt. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are changes in the Company’s stock price, liquidity needs or market fluctuations. Additional factors that could cause actual results to differ are discussed in the Company’s Form 10-K for the fiscal year ended December 31, 2001 and in its other periodic reports on file with the Securities and Exchange Commission. All forward-looking statements in this release are made as of the date hereof and the Company assumes no obligation to update any forward-looking statement. Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 12 gaming entertainment properties located in Nevada, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming is also developing “Borgata” (AOL keyword: borgata or http://www.theborgata.com), a $1 billion entertainment destination hotel in Atlantic City, through a joint venture with MGM MIRAGE. Boyd Gaming press releases are available at http://www.prnewswire.com. Additional news and information on Boyd Gaming can be found at http://www.boydgaming.com

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